NEWS FOR IMMEDIATE RELEASE	For more information, contact: Joe A. Ewing, Vice President, Investor Relations 712/277-7305 jewing@terraindustries.com
Terra Industries Files Investor Presentation
Urges Shareholders to Re-Elect Directors by Voting the WHITE Proxy Card Today
SIOUX CITY, IOWA — November 9, 2009 — Terra Industries Inc. (NYSE: TRA) today announced that on Friday, November 6, 2009, the Company filed an investor presentation with the Securities and Exchange Commission (“SEC”) in connection with the Company’s Annual Meeting to be held on November 20, 2009. Terra’s Board of Directors urges shareholders to protect their investment in Terra by voting the WHITE proxy card FOR Terra’s highly-qualified and experienced independent directors — Martha O. Hesse, Dennis McGlone, and Chairman, Henry R. Slack.
As previously announced, Terra’s Board unanimously rejected CF Industries Holdings, Inc.’s (NYSE: CF) unsolicited proposal to acquire Terra for the equivalent of $24.50 in cash (which equals the net value of CF’s announced proposal of $32.00 that will be reduced by Terra’s previously declared $7.50 per share special cash dividend) and 0.1034 of a share of CF common stock, as inadequate, opportunistic and not in the best interests of Terra and its shareholders.
Highlights of the presentation include:
•	Terra’s strong investment proposition with a robust short-term outlook and solid long-term prospects. Terra is the leading “pure-play” nitrogen company, and given the strong nitrogen industry fundamentals, Terra is well-positioned to capture growth. The expected increase in the U.S. natural gas supplies could transform the North American nitrogen industry. The Company’s focus on higher margin and higher growth nitrogen products, including UAN, which has been among the fastest growing nitrogen products in the United States, leaves Terra poised to benefit from strengthening prices.

•	An in-depth review of CF’s inadequate and opportunistic proposal, including the lack of compelling strategic rationale for a combination of CF and Terra. Terra projects a 2010 EBITDA estimate of approximately $694 million, which is well above the estimate CF is using for Terra of $525 million. CF’s proposal also values Terra at a significantly lower 2010E EBITDA multiple compared to current peer trading and precedent fertilizer transaction multiples. In addition, Terra shareholders are not receiving adequate compensation for the value of CF’s estimated synergies. Furthermore, CF can significantly increase its proposal while maintaining an accretive transaction.

•	Terra’s highly-qualified and independent Board of Directors is focused on continuing to build Terra’s market position and deliver shareholder value. Terra’s shareholder-friendly Board is comprised of a diverse group of highly-qualified leaders who have pursued a focused, prudent strategy of opportunistically acquiring synergistic, high quality nitrogen assets, divesting non-core assets and expanding business lines. Highlighting its focus on consistent and meaningful

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 9, 2009
return of cash to shareholders, Terra’s Board is returning approximately $750 million of cash to shareholders through a special cash dividend to be paid in December 2009.
The investor presentation is available under the “Investor Relations” section of Terra’s website at www.terraindustries.com and at the SEC’s website at www.sec.gov.
Credit Suisse Securities (USA) LLC is serving as Terra’s financial advisor, and Cravath, Swaine & Moore LLP and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to Terra. MacKenzie Partners, Inc. is serving as proxy solicitor for Terra.
Any Terra shareholders who have questions or require assistance voting their shares should contact MacKenzie Partners, Inc., which is assisting Terra in this matter, at (800)-322-2885.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 9, 2009
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.
This communication includes projected financial performance information from Terra’s 2010 financial plan. These projections are necessarily based upon a variety of estimates and assumptions, including published third-party forecasts for product selling prices and current basis-adjusted Nymex natural gas futures prices, which, through currently considered reasonable by Terra, may not be realized and are inherently subject, in addition to the specific risks identified above, to business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are beyond Terra’s control. There can be no assurance that the assumptions made in preparing the projected financial performance information will prove accurate. Accordingly, actual results may differ materially from the results projected.
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Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 9, 2009
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com/jmoser@joelefrank.com
Larry Dennedy/Laurie Connell
MacKenzie Partners, Inc.
(800) 322-2885
terraproxy@mackenziepartners.com

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA